Exhibit 5.2

[Letterhead of Lewis Roca Rothgerber LLP]

July 2, 2015

Youth and Family Centered Services of New Mexico, Inc.

Southwestern Children’s Health Services, Inc.

Jayco Administration, Inc.

6100 Tower Circle, Suite 1000

Franklin, TN 37067

RE:	Opinion of Local Counsel

Ladies and Gentlemen:

We have acted as Arizona, New Mexico and Nevada local counsel to, respectively, Southwestern Children’s Health Services, Inc., an Arizona corporation (the “Arizona Guarantor”), Youth and Family Centered Services of New Mexico, Inc., a New Mexico corporation (the “New Mexico Guarantor”) and Jayco Administration, Inc., a Nevada corporation (the “Nevada Guarantor”), which are collectively referred to as the “Guarantors,” in connection with the Guarantors’ proposed guarantees, along with other guarantors of the Indenture (as hereinafter defined) of $375,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 2, 2015, under the Securities Act of 1933, as amended. The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantors, along with other guarantors (such guarantees are referred to herein collectively as the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture dated as of February 11, 2015 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

1. Documents Reviewed. For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate, the transaction documents described and identified as “Examined” on Schedule 1 attached hereto (the “Transaction Documents”) and the documents described and identified in Schedule 2 attached to this letter (identified therein and referred to below as the “Organizational Documents” and “Authorizing Documents,” respectively).

2. Opinions. Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below it is our opinion that:

(a) Based solely on the New Mexico Organizational Documents, as identified on Schedule 2 hereto, the New Mexico Guarantor is a validly existing corporation in good standing under the laws of the State of New Mexico.

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July 2, 2015 Page 2

(b) Based solely on the Arizona Organizational Documents, as identified on Schedule 2 hereto, the Arizona Guarantor is a validly existing corporation in good standing under the laws of the State of Arizona.

(c) Based solely on the Nevada Organizational Documents, as identified on Schedule 2 hereto, the Nevada Guarantor is a validly existing corporation in good standing under the laws of the State of Nevada.

(d) The Guarantors have the corporate power and authority to enter into and perform their respective obligations under the Indenture and the Guarantees.

(e) The Guarantors have duly authorized, executed and delivered the Indenture, and have duly authorized the Guarantees.

(f) To our knowledge, the execution and delivery by the Guarantors of the Indenture and the Guarantees does not, and the performance by the Guarantors of their obligations thereunder (including with respect to the Guarantees) will not, conflict with, violate, or constitute a breach of or default under (or an event which with notice or the passage of time would constitute a default under) (A) any of the provisions of the articles of incorporation or bylaws of the Guarantors or (B) any of the laws of the State of New Mexico in the case of the New Mexico Guarantor or the laws of the State of Arizona in the case of the Arizona Guarantor or the laws of the State of Nevada in the case of the Nevada Guarantor.

(g) No consent, approval, authorization or order of any governmental authority in the states of New Mexico, Arizona or Nevada is required in connection with the execution and delivery of the Indenture or is required for the issuance by the Guarantors of the Guarantees.

3. Assumptions. In rendering the opinions set forth in this letter, we have, with your consent and without any independent investigation or inquiry, assumed:

(a) The Transaction Documents have been duly and validly authorized, signed and delivered by each party thereto (other than the Guarantors) and have been or will be properly acknowledged, where appropriate.

(b) The genuineness of signatures not witnessed by us, the authenticity of any documents submitted to us as originals and the conformity to originals of documents submitted to us as copies or drafts.

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(c) The necessary legal capacity of all natural persons signing the Transaction Documents.

(d) The certifications, representations and warranties as to matters of fact made by the Guarantors in the Transaction Documents are accurate and may be relied upon by us.

(e) The Organizational Documents and Authorizing Documents identified in Schedule 2 hereto are complete and correct.

(f) No party to the Transaction Documents is named or is acting in, engaging in, instigating or facilitating the Transaction Documents, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control;

(g) The Transaction Documents accurately and completely describe and contain the parties’ mutual intent, understanding and business purposes, and there are no oral or written statements, agreements, understandings or negotiations, nor any usage of trade or course of prior dealing among the parties, that directly or indirectly modify, define, amend, supplement or vary, or purport to do so, any of the terms of the Transaction Documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise;

(h) Each of the Transaction Documents will have attached thereto, at the time of signing and delivery, all exhibits and schedules referenced therein;

(i) The Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

(j) Any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(k) The Outstanding Notes (as defined in the Registration Statement) have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(l) The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(m) The Company and the Guarantors will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

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4. Exceptions and Qualifications. The opinions set forth in this letter are subject to the following exceptions and qualifications:

(a) We are expressing no opinion as to any consents, approvals, authorizations or other action by, or filing with, any Arizona (with respect to the Arizona Guarantor) or New Mexico (with respect to the New Mexico Guarantor) or Nevada (with respect to the Nevada Guarantor) governmental agencies that are required pursuant to the terms of any agreements to which such agencies are parties and that are applicable to the Arizona Guarantor, New Mexico Guarantor or Nevada Guarantor, as applicable, but that are not generally applicable to persons engaged in non-regulated businesses in New Mexico (with respect to the New Mexico Guarantor), Arizona (with respect to the Arizona Guarantor) or Nevada (with respect to the Nevada Guarantor.

(b) We do not purport to express any opinion concerning (a) any law other than those of the State of New Mexico (in the cases of the New Mexico Guarantor), the State of Arizona (in the case of the Arizona Guarantor), or the State of Nevada (in the case of the Nevada Guarantor) and the case law decided thereunder, and (b) the “Blue Sky” laws and regulations of New Mexico, Arizona and Nevada. Although certain members of this firm are admitted to practice in other states, we have not examined the laws of any state other than New Mexico, Arizona and Nevada, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions.

(c) The opinions set forth in this letter are limited in all respects to New Mexico, Arizona and Nevada laws now in effect, to the matters set forth herein and as of the date hereof, and we assume no obligation to revise or supplement the opinions set forth in this letter should any such law be changed by legislative action, judicial decision or otherwise.

(d) Our opinions set forth in paragraphs 2(a), (b) and (c) above are effective as to each of the Guarantors, only as of the dates of the Certificate of Good Standing and Compliance (in the case of the New Mexico Guarantor), the Certificate of Good Standing (in the case of the Arizona Guarantor), and the Certificate of Existence with Status in Good Standing described under “Organizational Documents” in Schedule 2 hereto, pertaining to each respectively, as applicable.

(e) As used in this letter, “knowledge” means, without investigation, analysis, or review of court or other public records or our files or other inquiry, and in addition with respect to this law firm, means the conscious awareness of facts or other information by the lawyer who signs this letter, any lawyer who assists in its preparation, or any other lawyer of this firm who regularly advises the Guarantors.

(f) Waller Landsden Dortch & Davis, L.L.P. may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

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Very Truly Yours,

/s/ LEWIS ROCA ROTHGERBER LLP

LEWIS ROCA ROTHGERBER LLP

Schedule 1

Transaction Documents

•	Indenture, dated February 11, 2015 among the Company, Guarantors and U.S. Bank, National Association, as Trustee, with respect to the Notes. [Examined.]

•	Registration Rights Agreement, dated February 11, 2015, by and among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smyth Incorporated and Jefferies LLC as representatives of the Initial Purchasers named therein. [Examined.]

•	Registration Statement on Form S-4. [Examined.]

•	Exchange Note. [Examined.]

•	Notation of Guarantee. [Examined.]

Schedule 2

Guarantor Organizational and Authorizing Documents

ORGANIZATIONAL DOCUMENTS

Certificates

Secretary’s Certificate of the Guarantors dated July 2, 2015, signed by Christopher L. Howard, Vice President and Secretary and David Duckworth, Vice President and Treasurer (the “Secretary’s Certificate”)

Officer’s Certificate of the Guarantors dated July 2, 2015, signed by Christopher L. Howard, Vice President and Secretary and David Duckworth, Vice President and Treasurer (the “Officer’s Certificate”)

New Mexico Organizational Documents:

Youth and Family Centered Services of New Mexico, Inc.

•	Copy of Certificate of Comparison issued by the New Mexico Public Regulation Commission (“NM Commission”), dated March 4, 2013, under No. 1729185 to which is attached:

•	Copy of Certificate of Incorporation, dated May 8, 1995, issued by the NM Commission with a duplicate of Articles of Incorporation;

•	Copy of Certificate of Amendment, dated December 2, 1997, issued by the NM Commission with a duplicate of Articles of Amendment to Articles of Incorporation;

•	Certificate of Good Standing and Compliance, dated June 18, 2015 issued by the Secretary of the State of New Mexico.

•	Youth and Family Centered Services of New Mexico, Inc., Amended and Restated Bylaws Adopted as of January 22, 2001, certified by the Secretary of such Guarantor as of July 2, 2015.

Arizona Organizational Documents:

Southwestern Children’s Health Services, Inc.

•	Copy of Amended and Restated Articles of Incorporation, dated January 22, 2001, certified March 5, 2013, as filed by the Arizona Corporation Commission (“ACC”) under No. 0723253-6;

•	Copy of Articles of Amendment, dated January 29, 2001, certified on March 5, 2013, as filed by the ACC under No. 0723253-6;

•	Copies of Articles of Merger, dated October 8, 2010, certified on March 5, 2013, as filed by the ACC under No. 0723253-6;

•	Certificate of Good Standing, dated June 18, 2015, issued by the ACC.

•	Southwestern Children’s Health Services, Inc., Bylaws Adopted as of January 22, 2001, certified by the Secretary of such Guarantor as of July 2, 2015.

Nevada Organizational Documents:

Jayco Administration, Inc.

•	Copy of the Articles of Incorporation with a file date of February 10, 2000, Certified January 9, 2015 by the Nevada Secretary of State (the “NSOS”) under Nevada Business I.D. NV20001207382, Entity No. C3699-2000;

•	Certificate of Existence with Status in Good Standing dated June 18, 2015, issued by the NSOS.

•	Jayco Administration, Inc. Bylaws, Certified by the Secretary of such Guarantor as of July 2, 2015.

AUTHORIZING DOCUMENTS

•	Action by Written Consent in Lieu of a Special Meeting of the Board of Directors of Southwestern Children’s Health Services, Inc., Youth and Family Centered Services of New Mexico, Inc., Jayco Administration, Inc. and others, certified by the Secretary of such Guarantor as of July 2, 2015, with Exhibits A – F attached.